[PPL Letterhead]

Exhibit 5.1

May 11, 2018

PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Ladies and Gentlemen:

I am Senior Counsel of PPL Corporation, a Pennsylvania corporation (the “Company”), and as such am familiar with its affairs, including the proceedings in connection with the sale by JPMorgan (“JPMorgan”) and Barclays (“Barclays” and each of JPMorgan and Barclays, a “Forward Counterparty” and together, the “Forward Counterparties”) of an aggregate of 63,250,000 shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”), of the Company to the Underwriters (as defined below), pursuant to the Underwriting Agreement, dated May 8, 2018, among J.P. Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), the Forward Counterparties and the Company (the “Underwriting Agreement”).

Reference is also made to (i) the letter agreement, dated May 8, 2018, between JPMorgan and the Company, (ii) the letter agreement, dated May 8, 2018, between Barclays and the Company, (iii) the letter agreement, dated May 10, 2018, between JPMorgan and the Company and (iv) the letter agreement, dated May 10, 2018, between Barclays and the Company (collectively the “Forward Sale Agreements”).

Upon my familiarity with the Company, and upon an examination of such other documents and questions of law as I have deemed appropriate for purposes of this opinion, I am of the opinion that the Shares to be issued by the Company and delivered to the Forward Counterparties upon physical or net share settlement, as applicable, pursuant to the Forward Sale Agreements, have been duly authorized and, when issued and delivered by the Company, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission (the “Commission”) in connection with the offer and sale of the Shares and the use of my name under the caption “Legal Matters” in the prospectus supplement relating to the Shares forming a part of the Registration Statement on Form S-3 (File No. 333-223142) filed by the Company with the Commission under the Securities Act of 1933, as amended.

Very truly yours,

/s/ Frederick C. Paine
Frederick C. Paine, Esq.

2